Exhibit 23.3

Consent of Independent Auditors

We consent to the use in this Registration Statement of Red Rider Holdco Inc. on Form S-4 of our report dated December 22, 2017 relating to the carve-out financial statements of the Stateline Properties as of July 14, 2016 and December 31, 2015 and 2014, and for the period from January 1, 2016 to July 14, 2016 and the years ended December 31, 2015 and 2014 (which report expresses an unmodified opinion and includes: (1) an emphasis-of-matter paragraph relating to the carve-out financial statements that were prepared from the separate records maintained by the previous owner and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Stateline Properties had been operated as an unaffiliated entity; (2) a paragraph relating to required supplementary information) appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

Houston, Texas

December 22, 2017